Exhibit 99.2

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

On October 1, 2021, Coterra Energy Inc. (“Coterra” or the “Company”) completed a merger transaction (the “Merger”) with Cimarex Energy Co. (“Cimarex”). Under the terms of the merger agreement relating to the Merger (the “Merger Agreement”), and subject to certain exceptions specified in the Merger Agreement, each eligible share of Cimarex common stock was converted into the right to receive 4.0146 shares of common stock of the Company at closing. As a result of the completion of the Merger, the Company issued approximately 408.2 million shares of common stock to Cimarex stockholders (excluding shares awarded in replacement of previously outstanding Cimarex restricted share awards). The transaction was accounted for using the acquisition method of accounting, with Coterra being treated as the accounting acquirer. Under the acquisition method of accounting, the assets, liabilities and mezzanine equity of Cimarex and its subsidiaries were recorded at their respective fair values as of October 1, 2021, the effective date of the Merger (the “Effective Date”).The purchase price allocation is reflected in the Company’s consolidated balance sheet as of December 31, 2021 and Cimarex’s operating results have been included in the Company’s consolidated statement of operations since the Effective Date. The purchase price allocation was based on preliminary estimates and assumptions, which are subject to change for up to one year after the Effective Date, as the Company finalizes the valuation of the assets acquired, the liabilities assumed and the related tax balances as of the Effective Date. Accordingly, the purchase accounting in the Unaudited Pro Forma Combined Statement of Operations is preliminary and may be adjusted upon completion of the final purchase price allocation. Such adjustments could be material.

The following unaudited pro forma combined statement of operations (which we refer to as the “pro forma combined statement of operations”) has been prepared from the respective historical consolidated financial statements of Coterra and Cimarex and has been adjusted to reflect the unaudited pro forma combined statements of operations for the year ended December 31, 2021, as if the Merger had been completed on January 1, 2021. The unaudited pro forma combined balance sheet as of December 31, 2021 has been omitted, as the Merger has been reflected in the Company’s consolidated balance sheet as of December 31, 2021.

The pro forma combined statement of operations has been developed from and should be read in conjunction with:

•	the audited consolidated financial statements of Coterra included in its Annual Report on Form 10-K for the year ended December 31, 2021; and

•	the unaudited condensed consolidated financial statements of Cimarex for the nine months ended September 30, 2021 included elsewhere in this Current Report on Form 8-K.

The pro forma combined statement of operations has been prepared to reflect adjustments to Coterra’s historical consolidated financial information that management believes are factually supportable and are expected to have a continuing impact on Coterra’s results of operations, with the exception of certain nonrecurring items to be incurred in connection with the Merger. Accordingly, the pro forma combined statement of operations reflects the reclassification of certain of Cimarex’s historical amounts to conform to Coterra’s financial statement presentation and the impact of the Merger.

The pro forma combined statement of operations is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved had the Merger occurred on the date indicated. Further, the pro forma combined statement of operations does not purport to project the future operating results of the combined business following the consummation of the Merger. Coterra’s actual results of operations following consummation of the Merger may differ materially from this pro forma combined statement of operations.

Although helpful in illustrating the financial characteristics of the combined business under one set of assumptions, the pro forma combined statement of operations does not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue or other factors that may result after the Merger and, accordingly, do not attempt to predict or suggest future results. Specifically, the pro forma combined statements of operations excludes projected synergies expected to be achieved as a result of the Merger, as well as any associated costs that may be required to achieve the identified synergies. Other than costs included in the historical consolidated statement of operations, the pro forma combined statement of operations also excludes the effects of costs associated with restructuring actions, integration activities or asset dispositions resulting from the Merger, which to the extent they occur, are expected to be non-recurring. However, such costs could affect the combined business following the Merger in the period the costs are incurred or recorded. Further, the pro forma combined statement of operations does not reflect the effect of any regulatory actions that may impact the results of the combined business following the Merger.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2021

	Historical		Transaction Accounting Adjustments			Pro Forma
(In millions, except per share amounts)	Coterra	Cimarex	Reclass (a)	Merger		Combined
OPERATING REVENUES
Natural gas	$2,798	$—	$540	$—		$3,338
Oil	616	1,282	—	—		1,898
NGL	243	—	466	—		709
Natural gas and NGL sales	—	1,006	(1,006)	—		—
Gas gathering and other	—	36	(36)	—		—
Loss on derivative instruments	(221)	—	(535)	—		(756)
Gas marketing	—	(2)	2	—		—
Other	13	—	34	—		47
	3,449	2,322	(535)	—		5,236
OPERATING EXPENSES
Direct operations	156	—	253	—		409
Production	—	228	(228)	—		—
Transportation, processing and gathering	663	—	224	—		887
Transportation, processing and other operating	—	193	(193)	—		—
Gas gathering and other	—	31	(31)	—		—
Taxes other than income	83	131	—	—		214
Exploration	18	—	20	—		38
Depreciation, depletion and amortization	693	348	5	404	(b)	1,450
Asset retirement obligation	—	11	(11)	—		—
General and administrative	270	89	97	50	(c)	555
				26	(d)
				9	(e)
				6	(f)
				8	(g)
Stock-based compensation	—	25	(25)	—		—
Loss on derivative instruments	—	535	(535)	—		—
Other operating expense	—	63	(63)	—		—
	1,883	1,654	(487)	503		3,553
Loss on sale of assets	(2)	—	—	—		(2)
INCOME FROM OPERATIONS	1,564	668	(48)	(503)		1,681
Interest expense, net	62	69	—	(32	)(h)	99
Capitalized interest	—	(34)	34	—		—
Other expense	—	1	—	—		1
Income before income taxes	1,502	632	(82)	(471)		1,581
Income tax expense	344	147	(19)	(107	)(i)	365
NET INCOME	$1,158	$485	$(63)	$(364)		$1,216

Earnings per share
Basic	$2.30					$1.50
Diluted	$2.29					$1.50

Weighted-average common shares outstanding
Basic	503			306	(j)	809
Diluted	504			306	(j)	810

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Basis of Presentation

The Coterra historical financial information has been derived from the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. The Cimarex historical financial information has been derived from Cimarex’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2021 included elsewhere in this Current Report on Form 8-K. Certain of Cimarex’s historical amounts have been reclassified to conform to Coterra’s financial statement presentation. This pro forma combined statement of operations should be read in conjunction with the historical financial statements and related notes thereto of Coterra and Cimarex.

The pro forma combined statement of operations is presented as if the Merger had been completed on January 1, 2021.

The pro forma combined statement of operations reflects pro forma adjustments that are described in the accompanying notes and are based on currently available information. The pro forma combined statement of operations does not purport to represent what the combined business’ results of operations would have been if the Merger had actually occurred on the date indicated, nor are they indicative of Coterra’s future results of operations. Actual results may differ materially from the assumptions and estimates reflected in this pro forma combined statement of operations.

Pro Forma Adjustments

The following adjustments have been made to the accompanying pro forma combined statement of operations to give effect to the Merger:

(a)	The following reclassifications and other adjustments conform Cimarex’s historical financial information to Coterra’s financial statement classification:

Pro Forma Combined Statement of Operations for the Year Ended December 31, 2021

•	Operating revenues. Reclassification of Cimarex’s aggregated natural gas and NGL sales to disaggregated natural gas and NGL revenues. Reclassification of loss on derivative instruments from operating expenses to operating revenues. Reclassification of gas gathering and other and gas marketing to other revenues.

•	Operating expenses. Reclassification of production and asset retirement obligation (settlement gains/losses) to direct operations. Reclassification of transportation, processing and other operating and gas gathering and other to transportation, processing and gathering. Reclassification of asset retirement obligations (accretion expense) to depreciation, depletion and amortization. Reclassification of stock-based compensation and other operating expense to general and administrative.

•	Other adjustments. Adjustments to conform exploration expenses, general and administrative expenses and interest expense that were previously capitalized by Cimarex under the full cost method of accounting to the respective expense line items based on Coterra’s presentation under the successful efforts method of accounting, including the related income tax effect. For the year ended December 31, 2021, these adjustments included exploration expense of $20 million, general and administrative expenses of $28 million and interest expense of $34 million, resulting in a pro forma net loss of $82 million. Other adjustments impacting these financial statement line items relate to reclass adjustments as previously described.

(b)	Reflects the increase in depreciation, depletion and amortization expense resulting from the change in the basis of properties and equipment and the change from the full cost method of accounting to the successful efforts method of accounting.

(c)	Reflects the acceleration of the vesting of certain market-based performance share awards, time-based restricted stock awards and stock options previously granted to Cimarex employees that vested at the closing of the Merger. These costs are not reflected in the historical financial statements of Cimarex, but are reflected, along with the related income tax effects, in the pro forma combined statement of operations for the year ended December 31, 2021. This adjustment is a nonrecurring item.

(d)	Reflects the incremental estimated restructuring costs related to employee-related severance and termination benefits associated with the expected termination of certain Cimarex executives and employees. The Coterra historical consolidated statement of operations for the year ended December 31, 2021 includes estimated restructuring costs of $44 million. This adjustment, and the corresponding tax effect, has been reflected in the pro forma combined statement of operations for the year ended December 31, 2021. This adjustment is a nonrecurring item.

(e)	Reflects the incremental estimated stock-based compensation expense for certain replacement restricted stock awards issued to Coterra’s Chief Executive Officer and President (previously Cimarex’s Chairman, Chief Executive Officer and President) that continue to vest based on future service to the combined business. The Coterra historical consolidated statement of operations for the year ended December 31, 2021 includes stock-based compensation expense of $3 million related to these replacement awards. This adjustment, and the corresponding tax effect, has been reflected in the pro forma combined statement of operations for the year ended December 31, 2021.

(f)	Reflects the incremental estimated stock-based compensation expense for certain replacement restricted stock awards issued to Cimarex employees that continue to vest based on future service to the combined business. The Coterra historical consolidated statement of operations for the year ended December 31, 2021 includes stock-based compensation expense of $2 million related to these replacement awards. This adjustment, and the corresponding tax effect, has been reflected in the pro forma combined statement of operations for the year ended December 31, 2021.

(g)	Reflects the incremental expense related to an estimated change-in-control payment to Coterra’s Executive Chairman (previously Coterra’s Chairman, President and Chief Executive Officer) at the end of his term as Executive Chairman of the combined business. The Coterra historical consolidated statement of operations for the year ended December 31, 2021 includes accrued expenses of $2 million related to this arrangement.

(h)	Reflects the incremental decrease in interest expense from the amortization of the premium on long-term debt recognized as a result of the purchase price allocation. The Coterra historical consolidated statement of operations for the year ended December 31, 2021 includes a reduction of interest expense related to amortization of the premium of $10 million.

(i)	Reflects the approximate income tax effects of the pro forma adjustments at the estimated blended federal and state statutory tax rate of approximately 22.7 percent for the year ended December 31, 2021.

(j)	Reflects the adjustment to outstanding shares of Coterra common stock for purposes of calculating pro forma basic and diluted earnings per share as a result of issuing Coterra stock to Cimarex stockholders and the acceleration of vesting of certain Coterra performance-based share awards. The adjustment excludes the dilutive effect of these awards, as the impact is already included in Coterra’s historical diluted weighted-average common shares outstanding for the period.

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